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Exhibit 99.1

FTD Group, Inc.

Consolidated Financial Statements

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of FTD Group, Inc.

We have audited the accompanying consolidated balance sheets of FTD Group, Inc. and subsidiaries (the Company) as of June 30, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows of the Company for each of the three years in the period ended June 30, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at June 30, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 7 to the consolidated financial statements, on July 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and as discussed in Notes 8 and 9 to the consolidated financial statements, effective for the fiscal year ended June 30, 2007, the Company adopted the provisions of Financial Accounting Standard No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), FTD Group, Inc.'s internal control over financial reporting as of June 30, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 25, 2008 (not presented herein) expressed an unqualified opinion thereon.

August 25, 2008

FTD GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2008	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$35,097	$25,462
Accounts receivable, less allowance for doubtful accounts of $7,208 at June 30, 2008 and $5,431 at June 30, 2007	31,644	32,416
Inventories, net	5,094	3,694
Deferred income taxes	5,544	4,300
Prepaid expenses and other current assets	5,463	5,200

Total current assets	82,842	71,072
Property and equipment:
Land and improvements	1,679	1,681
Building and improvements	20,000	19,636
Computer equipment	11,712	10,765
Furniture and equipment	4,141	3,709

Total	37,532	35,791
Less accumulated depreciation	15,719	11,018

Property and equipment, net	21,813	24,773
Other assets:
Deferred financing fees, net	4,583	5,537
Computer software, net	12,801	12,699
Other noncurrent assets	18,702	15,548
Other intangible assets, less accumulated amortization of $12,342 at June 30, 2008 and $9,154 at June 30, 2007	10,258	13,454
Trademark	187,535	187,816
Goodwill	417,656	418,001

Total other assets	651,535	653,055

Total assets	$756,190	$748,900

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$50,224	$52,009
Customer deposits	3,686	4,105
Unearned income	3,399	2,294
Accrued interest	5,000	5,989
Accrued compensation	6,515	7,905
Current income taxes payable	6,349	1,671
Other accrued liabilities	9,832	6,547
Current maturities of long-term debt	1,242	8,475
Dividends payable	—	4,707

Total current liabilities	86,247	93,702
Other liabilities	3,196	3,038
Senior secured credit facility	120,768	133,418
Senior subordinated notes	170,117	170,117
Postretirement benefits and accrued pension obligations	1,647	1,497
Deferred income taxes	80,573	85,350
Stockholders' equity:
Common stock: $0.01 par value, 75,000 shares authorized; 29,832 and 29,482 shares issued and outstanding as of June 30, 2008 and 2007, respectively	298	295
Additional paid-in capital	237,744	235,589
Retained earnings	46,227	20,952
Accumulated other comprehensive income	9,439	9,933
Treasury stock, at cost, 5 and 519 shares as of June 30, 2008 and 2007, respectively	(66)	(4,991)

Total stockholders' equity	293,642	261,778

Total liabilities and stockholders' equity	$756,190	$748,900

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

FTD GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Year Ended June 30,
	2008	2007	2006
Revenues:
Products	$489,090	$464,455	$341,244
Services	157,035	148,557	123,889

Total revenues	646,125	613,012	465,133
Costs of Goods Sold and Services Provided:
Products	367,793	344,799	244,840
Services	18,886	16,572	17,934

Total costs of goods sold and services provided	386,679	361,371	262,774
Gross Profit:
Products	121,297	119,656	96,404
Services	138,149	131,985	105,955

Total gross profit	259,446	251,641	202,359
Operating Expenses:
Advertising and selling	93,542	94,425	89,121
General and administrative	84,527	79,096	52,182

Total operating expenses	178,069	173,521	141,303

Income from operations	81,377	78,120	61,056
Other Income and Expenses:
Interest income	(1,366)	(1,883)	(924)
Interest expense	22,976	28,227	19,449
Other income, net	(636)	(929)	(398)

Total other expenses	20,974	25,415	18,127

Income before income tax	60,403	52,705	42,929
Income tax expense	21,372	20,793	17,386

Net income	$39,031	$31,912	$25,543

Other Comprehensive Income:
Foreign currency translation adjustments	(272)	9,507	223
Retirement plan adjustments, net of income tax expense (benefit) of $(148), $48, and $124 for years ended June 30, 2008, 2007 and 2006, respectively	(222)	72	187

Comprehensive income	$38,537	$41,491	$25,953

Net income per Common Share—basic	$1.33	$1.12	$0.89

Net income per Common Share—diluted	$1.31	$1.08	$0.86

Weighted Average Common Shares Outstanding:
Basic	29,405	28,496	28,736

Diluted	29,719	29,577	29,779

Cash dividends declared per common share	$0.4875	$0.3250	$—

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

FTD GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands)

	Common stock			Retained earnings (accumulated deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock
			Additional Paid-in capital					Total stockholders' equity
	Shares	Amount				Shares	Amount
Balance at June 30, 2005	29,452	$295	$232,759	$(27,097)	$(210)	—	—	$205,747
Net income	—	—	—	25,543	—	—	—	25,543
Other comprehensive income	—	—	—	—	410	—	—	410
Repurchase of stock	—	—	—	—	—	(1,545)	(14,999)	(14,999)
Adjustment to Initial Public Offering	—	—	(22)	—	—	—	—	(22)
Stock based compensation expense	—	—	625	—	—	—	—	625
Exercise of stock options, including tax benefit of $220	30	—	—	—	—	41	432	432

Balance at June 30, 2006	29,482	295	233,362	(1,554)	200	(1,504)	(14,567)	217,736
Net income	—	—	—	31,912	—	—	—	31,912
Other comprehensive income	—	—	—	—	9,579	—	—	9,579
Adjustment to initially apply FASB Statement No. 158, net of tax of $104	—	—	—	—	154	—	—	154
Stock based compensation expense	—	—	1,965	—	—	—	—	1,965
Exercise of stock options, including tax benefit of $4,122	—	—	(667)	—	—	769	7,299	6,632
Shares issued in connection with acquisition	—	—	929	—	—	216	2,277	3,206
Dividends declared	—	—	—	(9,406)	—	—	—	(9,406)

Balance at June 30, 2007	29,482	295	235,589	20,952	9,933	(519)	(4,991)	261,778
Net income	—	—	—	39,031	—	—	—	39,031
Other comprehensive income	—	—		—	(494)	—	—	(494)
Adjustment to initially apply FASB Interpretation No. 48	—	—	—	736	—	—	—	736
Stock based compensation expense	—	—	2,535	14	—	—	—	2,549
Exercise of stock options, including tax benefit of $2,421 and issuance of other stock awards	350	3	(380)	—	—	514	4,925	4,548
Dividends declared	—	—	—	(14,506)	—	—	—	(14,506)

Balance at June 30, 2008	29,832	$298	$237,744	$46,227	$9,439	(5)	$(66)	$293,642

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

FTD GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2008	2007	2006
Cash flows from operating activities:
Net income	$39,031	$31,912	$25,543
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,675	14,335	10,461
Gain from sale of business and related transaction	—	—	(961)
Stock-based compensation expense	2,549	1,965	625
Amortization and write-off of deferred financing costs	954	2,775	1,679
Provision for doubtful accounts	3,311	3,260	3,436
Deferred income taxes	(4,341)	1,925	726
Excess tax benefit from stock-based compensation	(2,421)	(4,122)	(220)
Increase (decrease) in cash due to changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(2,505)	5,208	(7,430)
Inventories	(1,398)	(31)	581
Prepaid expenses and other	(267)	2,305	4,083
Other noncurrent assets	(4,119)	(214)	(4,129)
Accounts payable	(2,811)	(14,733)	4,225
Other accrued liabilities, unearned income, and customer deposits	10,749	3,805	2,028

Net cash provided by operating activities	51,407	48,390	40,647

Cash flows from investing activities:
Capital expenditures	(6,652)	(7,835)	(8,754)
Proceeds from sale of business and related notes receivable	650	—	3,500
Dividends received	48	—	—
Acquisition of business, net of cash acquired	—	(96,702)	—
Settlement of foreign exchange contract	—	1,386	—

Net cash used in investing activities	(5,954)	(103,151)	(5,254)

Cash flows from financing activities:
Repayments of long-term debt	(19,883)	(58,107)	(18,963)
Dividends paid	(19,213)	(4,699)	—
Excess tax benefit from stock-based compensation	2,421	4,122	220
Proceeds from exercise of stock options	2,187	2,510	212
Repayment of notes payable and capital lease obligations	(1,706)	(23,572)	—
Repurchase of company stock	(66)	—	(14,999)
Proceeds from issuance of common stock	6	—	(22)
Proceeds from issuance of long-term debt, net of financing costs	—	148,536	—

Net cash (used in) provided by financing activities	(36,254)	68,790	(33,552)

Effect of foreign exchange rate changes on cash	436	479	223

Net increase in cash and cash equivalents	9,635	14,508	2,064
Cash and cash equivalents at beginning of period	25,462	10,954	8,890

Cash and cash equivalents at end of period	$35,097	$25,462	$10,954

Supplemental disclosures of cash flow information
Cash paid for:
Interest	$22,934	$24,638	$17,838

Income taxes	$18,644	$17,319	$10,610

Supplemental noncash disclosure:
Issuance of notes payable associated with the purchase of Interflora Holdings Limited		$23,313

Issuance of treasury stock associated with the purchase of Interflora Holdings Limited		$3,206

Notes receivable associated with the sale of Renaissance			$1,805

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

 FTD GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Description of the Business

        FTD Group, Inc. (the "Company") is a leading provider of floral products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business utilizes the highly recognized FTD and Interflora brands, both supported by the Mercury Man logo, which is displayed in approximately 45,000 floral shops worldwide. The Company conducts its business through three operating segments: the consumer segment, the florist segment and the international segment. The consumer segment, primarily through the www.ftd.com Web site, in addition to the 1-800-SEND-FTD toll-free telephone number, offers same-day delivery of floral orders to nearly 100% of the U.S. and Canadian populations. The florist segment provides a comprehensive suite of products and services that enable the Company's network of FTD members in the U.S. and Canada to send and deliver floral orders. The international segment was added as a result of the acquisition of Interflora Holdings Limited ("Interflora") on July 31, 2006. Interflora provides similar products and services to its members and also markets flowers and specialty gifts directly to consumers in the U.K. and the Republic of Ireland through both Interflora's Web site at www.interflora.co.uk and a toll-free telephone number.

Principles of Consolidation

        FTD Group, Inc., is a Delaware corporation that was formed in 2003 by Green Equity Investors IV, L.P., a private investment fund affiliated with Leonard Green & Partners, L.P., solely for the purpose of acquiring majority ownership of FTD, Inc. ("FTDI"). FTD, Inc. is a Delaware corporation that commenced operations in 1994 and includes the operations of its principal operating subsidiary, Florists' Transworld Delivery, Inc., a Michigan corporation ("FTD" or the "Operating Company") and Interflora. The operations of FTD include those of its wholly-owned subsidiaries, FTD.COM INC. ("FTD.COM") and FTD Canada, Inc. Substantially all of the Company's operations are conducted through FTD and its subsidiaries. As used in this report, the term the "Company" refers to FTD Group, Inc., including its wholly-owned subsidiary, FTD, Inc.

        On July 31, 2006, the Company completed its acquisition of Interflora, a U.K. based provider of floral-related products and services to consumers and retail floral locations in the U.K. and the Republic of Ireland. Refer to Note 2 below. As a result of the Interflora acquisition, the Company also acquired majority control of Interflora, Inc. Interflora, Inc. is an international clearinghouse for flowers-by-wire order exchanges between its members. The results of operations associated with Interflora and Interflora, Inc. are included in the international segment.

        On December 21, 2005, the Company sold substantially all of the assets and certain liabilities of Renaissance Greeting Cards, Inc. ("Renaissance"). See Note 3 for further detail. Prior to the sale, the operations of Renaissance were included in the florist segment.

        All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

        The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and necessarily include amounts based on estimates and assumptions by management. Actual results could differ from those estimates. Significant estimates include, but are not limited to, the allowance for doubtful accounts, income tax liabilities and loss contingencies.

Cash and Cash Equivalents

        The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, customer deposits, unearned income and other accrued liabilities approximate fair value due to the short-term maturities of these financial instruments. At June 30, 2008, the carrying amount of long-term debt, including the current portion, was $292.1 million, which was comprised of the $170.1 million of 7.75% Senior Subordinated Notes (the "Notes") and $122.0 million in borrowings under the Senior Secured Credit Facility (the "2006 Credit Agreement"). The estimated fair value at June 30, 2008 of the long-term debt, including the current portion was $288.7 million, which was comprised of $166.7 million related to the Notes and $122.0 million in borrowings under the 2006 Credit Agreement. The estimated fair value of the Notes is based on quoted market prices for such Notes as of June 30, 2008.

Allowance for Doubtful Accounts

        The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer's creditworthiness, as determined by the Company's review of current credit information. In certain circumstances the Company may require deposits from its customers. The Company regularly monitors collections and payments from its customers and maintains a provision for estimated losses based upon historical experience and specific customer collection issues that it has identified. The Company's policy for determining past due balances is based on when the original billing was incurred. Trade receivables are written off when all reasonable collection efforts have been exhausted, including, but not limited to, external third party collection efforts and litigation. The allowance for doubtful accounts was $7.2 million and $5.4 million at June 30, 2008 and 2007, respectively.

Inventories

        The Company's inventory consists of finished goods and is stated at the lower of cost or market value. Inventory is valued using the weighted average cost method. The Company's management regularly reviews inventory quantities on hand and, if necessary, records a provision for excess and obsolete inventory based primarily on the age of the inventory and forecasts of product demand. Product demand is impacted by promotional incentives offered by the Company and customer preferences, among other things. The reserves for excess and obsolete inventory were $0.8 million and $0.7 million as of June 30, 2008 and 2007, respectively.

Property and Equipment

        Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. The useful lives range from five to forty years for building and improvements, three to five years for computer equipment and two to ten years for furniture and equipment.

Software to be Sold, Leased, or Marketed

        The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. SFAS No. 86 requires that all costs relating to the purchase or internal development and production of computer software products to be sold, leased or otherwise marketed be expensed in the period incurred unless the requirements for technological feasibility have been established. The Company capitalizes all eligible computer software costs incurred once technological feasibility is established. The Company amortizes these costs using the greater of the straight-line method over a period of three to five years or the revenue method prescribed by SFAS No. 86.

        The costs are recorded as computer software on the Consolidated Balance Sheets as of June 30, 2008 and 2007. At June 30, 2008 and 2007, the net book value of capitalized computer software costs related to the purchase or internal development and production of computer software products to be sold, leased or otherwise marketed was $2.9 million and $2.1 million, respectively, including projects in process. During the years ended June 30, 2008, 2007 and 2006, $2.8 million, $2.9 million and $2.8 million, respectively, was charged to expense related to the amortization of these capitalized computer software costs.

Internal Use Software

        The Company has adopted the provisions of American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 98-1, Accounting for the Costs of Software Developed or Obtained for Internal Use and Emerging Issues Task Force ("EITF") Consensus No. 00-02, Accounting for Web Site Development Costs. Accordingly, certain costs incurred in the planning and evaluation stage of internal-use computer software, including Web site development costs, are expensed as incurred. Costs incurred during the application development stage are capitalized. Capitalized internal use software costs generally are amortized over the expected economic life of three to five years using the straight-line method. At June 30, 2008 and 2007, the net book value of capitalized internal use software costs of $9.9 million and $10.6 million, respectively, was included in computer software on the Consolidated Balance Sheets, including projects in process. During the years ended June 30, 2008, 2007 and 2006, amortization expense related to internal use software was $1.5 million, $3.4 million and $3.5 million, respectively.

Goodwill and Other Intangible Assets

        The Company reviews goodwill and indefinite-lived intangible assets for impairment on an annual basis or whenever events or changes in circumstances indicate the carrying amount of goodwill or indefinite-lived intangible assets may not be recoverable. The evaluation is based upon the estimated fair value of the Company's reporting units compared to the sum of the carrying value of the Company's assets and liabilities. The estimated fair value is determined based on market capitalization, discounted cash flow analysis or a combination of both methodologies. The assumptions used in the valuations include expectations regarding future operating performance, discount rates, control premiums and other factors which are subjective in nature. The Company defines its reporting units as its reportable operating segments.

        Indefinite-lived intangible assets consist primarily of trademarks and a uniform resource locator ("URL"). The Company also has other intangible assets, consisting of customer lists and a non-compete agreement, which are amortized over three to five years using the straight-line method.

Income Taxes

        Deferred tax assets and liabilities are recognized based on the differences between financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Foreign Currency Translation

        The financial position and results of operations of the Company's foreign subsidiary are measured using the subsidiary's local currency as the functional currency. Balance sheet accounts of the Company's foreign operations are translated from foreign currency into U.S. dollars at the year-end rate of exchange. Income and expenses of the Company's foreign operations are translated at the weighted average rates of exchange for the year. Translation gains or losses are included in stockholders' equity. Gains and losses resulting from foreign currency transactions are included in net income.

Revenue Recognition

        The Company's consumer businesses generally recognize 100% of the order value as revenue and recognize the associated costs of goods sold and services provided when the order is delivered. The Company's consumer businesses recognize revenue on a gross basis, as opposed to a net basis similar to a commission arrangement, because the Company bears the risks and benefits associated with the revenue-generating activities by: (1) acting as a principal in the transaction; (2) establishing prices; (3) being responsible for fulfillment of the order; (4) taking the risk of loss for collection, delivery and returns; and (5) marketing the products, among other things. Shipping and service fees charged to customers are recognized at the time the products are delivered to the customer and are included in total revenues. Shipping costs are included in costs of goods sold and services provided.

        Revenues generated by the Company's florist businesses for processing orders through the clearinghouse are recorded in the month in which the orders are delivered. Revenues for other services related to the processing of such orders (including equipment rentals and transmission charges) are recorded in the period in which the service is provided. Sales of floral-related hard goods are generally recorded when the products are shipped. Revenues relating to publications are recognized ratably over the period for which the publications are effective. Revenues associated with FTD Florists' Online Web site hosting and advertising services, and Flowers All Hours, a 24-hour telephone answering and order taking service, are recorded in the period in which the service is provided.

        The Company also sells computer equipment and software to FTD members. The Company follows the provisions of SOP 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, "Software Revenue Recognition," With Respect to Certain Transactions. SOP 97-2 requires revenue earned on software arrangements involving multiple elements (e.g., software products, upgrades/enhancements, post-contract customer support, installation and training) to be allocated to each element based on the relative fair values of the elements. The Company recognizes revenue from hardware products which are sold without a software component at the time of shipment. For sales including software products, the related hardware on which the software is loaded, installation and training revenues are recognized when all required elements have been delivered and/or customer acceptance has occurred. For systems that are being leased, the Company recognizes hardware and software revenue ratably over the period of the lease agreement. Support revenue is recognized over the period in which the support services are provided.

Advertising and Sales Promotion Costs

        The Company expenses production, advertising time and space costs and related residual rights and contracts at the time the advertising is first broadcast or displayed. Promotion costs, including costs associated with affinity and other marketing programs are charged to expense when incurred.

        Also, in accordance with the requirements of EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products), the Company records advertising and selling expenses that relate to the granting of mileage and reward points to customers in connection with an order in costs of goods sold and services provided. The amounts related to the granting of mileage and reward points for the years ended June 30, 2008, 2007 and 2006 were $8.7 million, $8.6 million and $7.9 million, respectively.

Stock-Based Compensation

        The Company adopted SFAS No. 123(R) ("SFAS No. 123(R)"), Share-Based Payment on July 1, 2005 using the modified prospective method and Black-Scholes as the option valuation model. See Note 13 for further detail. The option valuation model includes various assumptions, including the expected volatility and the expected life of the awards. The assumptions reflect the Company's best estimates, but they involve inherent uncertainties based on market conditions generally outside of the Company's control. As a result, if other assumptions had been used, stock compensation expense could have been materially impacted.

Recently Issued Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations ("SFAS No. 141(R)"). SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired in a business combination. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. For the Company, SFAS No. 141(R) is effective as of July 1, 2009. This statement is applicable to business combinations entered into subsequent to the effective date.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for noncontrolling ownership interests in entities controlled by parties other than the reporting entity, the amount of consolidated net income attributable to the controlling interest and to the noncontrolling interest, changes in a controlling entity's ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the controlling entity and the interests of the noncontrolling owners. For the Company, SFAS No. 160 is effective as of July 1, 2009. The Company is currently evaluating the potential impact, if any, the adoption of SFAS No. 160 will have on the Company's consolidated financial statements.

        In June 2007, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards ("EITF 06-11"). EITF 06-11 provides that a realized income tax benefit from dividends or dividend equivalents that are charges to retained earnings and are paid to employees for nonvested equity-classified share-based awards and equity-classified outstanding share options should be recognized as an increase to additional paid-in capital rather than a reduction of income tax expense. EITF 06-11 applies prospectively to the income tax benefits that result from dividends on equity-classified employee share-based payment awards and, for the Company, is effective as of July 1, 2008. The Company does not expect the adoption of EITF 06-11 to have a material impact on the Company's consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 ("SFAS No. 159"). SFAS No. 159 provides a company with the option to measure selected financial instruments and certain other items at fair value at specified election dates. The election may be applied on an item by item basis, with disclosure regarding reasons for partial election and additional information about items for which the company elects the fair value option. SFAS No. 159 is effective for the Company as of July 1, 2008. The Company does not expect the adoption of SFAS No. 159 to have a material impact on the Company's consolidated financial statements.

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 and its related pronouncements are effective for the Company as of July 1, 2008. The Company does not expect the adoption of SFAS No. 157 to have a material impact on the Company's consolidated financial statements.

(2) Acquisition of Interflora Holdings Limited

        On July 31, 2006, the Company completed the acquisition of Interflora for a purchase price of approximately $122.8 million (£66 million) plus transaction related costs totaling $2.3 million. Approximately $98.6 million of the acquisition price was paid in cash at closing and $1.9 million of cash was acquired in connection with the purchase. The consideration included approximately $23.3 million (£12.5 million) of notes payable, of which $21.6 million (£11.6 million) were paid in May 2007 and the remainder, $1.7 million (£0.9 million), were paid in May 2008. The remainder of the purchase price ($3.2 million) was funded through the issuance of 216,374 shares of common stock (consisting of treasury shares) to certain senior managers of Interflora. The Company financed the acquisition with a new senior secured credit facility (the "2006 Credit Agreement") consisting of a $150.0 million term loan and a $75.0 million revolving credit facility. The proceeds from the 2006 Credit Agreement were also used to repay the Company's existing term loan. In addition, the Company entered into foreign currency forward exchange contracts totaling £61.8 million to hedge the acquisition cost. A contract in the amount of £51.0 million was settled on July 28, 2006 and resulted in a gain of $1.4 million, which has been recorded in other income, net within the Consolidated Statements of Operations and Comprehensive Income. A contract in the amount of £10.0 million was settled on May 1, 2007 and resulted in a gain of $1.4 million, which offset the foreign currency loss on the notes in the same amount. Both the gain on the contract and the related loss on the notes have been recorded in other income, net within the Consolidated Statements of Operations and Comprehensive Income. The remaining forward contract for £0.8 million was settled during the first quarter of fiscal year 2009. For the year ended June 30, 2008, other income related to this forward contract and the related note payable was not significant. For the year ended June 30, 2007, other income, net included $1.4 million of income related to the mark-to-market adjustments on the forward contracts and the related notes payable.

        Financial results for Interflora are included herein beginning August 1, 2006. The pro forma information below presents the results of operations as if the acquisition occurred on July 1, 2005 (in thousands, except per share amounts). Pro forma financial information related to Interflora, Inc. has not been included herein, as the operating results of Interflora, Inc. are not considered material to the Company's operating results.

	Year Ended June 30,
	2007	2006
Pro forma revenues	$623,665	$585,009

Pro forma income from operations	$78,995	$70,030

Pro forma net income	$32,082	$28,716

Pro forma net income per share—basic	$1.12	$0.99

Pro forma net income per share—diluted	$1.08	$0.96

        The allocation of the acquisition cost is shown in the table below (in thousands).

Goodwill	$75,855
Trademark	61,764
Computer software	4,372
Land and building	2,942
Other intangible assets (customer list)	1,711
Deferred tax liabilities	(21,284)
Other assets acquired and liabilities assumed, net	(222)

Total allocation of acquisition cost	$125,138

        Goodwill and trademark assets are considered indefinite-lived and therefore are not subject to amortization. The goodwill is not deductible for tax purposes. The amortization periods for computer software and the customer list are five and three years, respectively.

        In conjunction with the acquisition, the Company implemented a deferred compensation plan for certain members of Interflora management. Under the terms of the plan, participants will be paid a cash bonus upon achieving a specified annual earnings target if such target is achieved in any annual period within the seven years following the acquisition. The maximum payout under such plan, which has decreased during fiscal year 2008 due to the planned departure of a member of management, is £1.1 million ($2.3 million translated at the June 30, 2008 exchange rate). The amounts accrued under this deferred compensation plan were $1.3 million and $1.2 million as of June 30, 2008, and 2007, respectively.

(3) Sale of Renaissance

        On December 21, 2005, the Company sold substantially all of the assets and certain liabilities of Renaissance for cash proceeds of $3.5 million, a $1.7 million promissory note, due on December 21, 2007 and a $0.1 million note which was paid in fiscal 2007, both of which were non-interest bearing. The Company also entered into an agreement with the purchaser making the purchaser the Company's sole provider of greeting cards for a period of ten years as well as a sublease of the building to the new owner through October 15, 2007, the end of the Company's existing lease. In the third quarter of fiscal year 2008, payment on the promissory note of $0.7 million was received and the asset purchase agreement was amended to extend the due date of the remaining promissory note to December 31, 2011. This promissory note bears interest at a rate of 10%. As of June 30, 2008, the outstanding balance under the promissory note is $1.0 million.

        The carrying amounts of the assets and liabilities sold were as follows (in thousands):

Current assets	$4,316
Property and equipment	153
Other assets	297
Current liabilities	(1,251)

Net assets sold	$3,515

        In the fiscal year ended June 30, 2006, the Company recognized a gain of $1.0 million as a result of the sale of Renaissance and related transactions, net of legal and severance costs of $0.4 million. Prior to the sale, the operations of Renaissance, including the gain on the sale, were included within the florist segment.

(4) Goodwill and Other Intangible Assets

        The following tables provide the carrying amount of amortizable intangible assets and the related accumulated amortization at June 30, 2008 and 2007, and the estimated amortization expense for each of the next two fiscal years (in thousands):

	June 30, 2008			June 30, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Customer lists	$14,663	$12,242	$2,421	$14,671	$9,068	$5,603
Non-compete agreements	100	100	—	100	86	14

Total	$14,763	$12,342	$2,421	$14,771	$9,154	$5,617

Estimated amortization expense:
For the year ending June 30, 2009	$2,343
For the year ending June 30, 2010	$78

        Amortization expense related to intangible assets for the years ended June 30, 2008, 2007 and 2006 was $3.2 million, $3.2 million and $2.6 million, respectively.

        The Company reviews goodwill and intangible assets for impairment at least annually. As of the latest assessment, no impairment was indicated. The URL asset, which totals $7.8 million, is classified within other intangible assets in the consolidated balance sheets. The URL and trademarks are indefinite-lived intangible assets. The goodwill is not deductible for tax purposes.

        Goodwill resulting from the Interflora acquisition is reported as part of the international segment.

        The changes in the carrying amount of goodwill, by segment, for the years ended June 30, 2008 and 2007, were as follows (in thousands):

	Goodwill
	Consumer Segment	Florist Segment	International Segment	Total
Balance as of June 30, 2006	$178,141	$158,518	$—	$336,659
Goodwill related to the purchase of Interflora	—	—	75,855	75,855
Impact of foreign exchange	—	—	5,487	5,487

Balance as of June 30, 2007	178,141	158,518	81,342	418,001
Impact of foreign exchange	—	—	(345)	(345)

Balance as of June 30, 2008	$178,141	$158,518	$80,997	$417,656

        The changes in the carrying amount of trademarks, by segment for the years ended June 30, 2008 and 2007 were as follows (in thousands):

	Trademark
	Consumer Segment	Florist Segment	International Segment	Total
Balance as of June 30, 2006	$—	$121,577	$—	$121,577
Trademark related to the purchase of Interflora	—	—	61,764	61,764
Impact of foreign exchange	—	—	4,475	4,475

Balance as of June 30, 2007	—	121,577	66,239	187,816
Impact of foreign exchange	—	—	(281)	(281)

Balance as of June 30, 2008	$—	$121,577	$65,958	$187,535

(5) Financing Arrangements

        Long-term debt consisted of the following (in thousands):

	As of June 30,
	2008	2007
7.75% senior subordinated notes	$170,117	$170,117
Senior secured credit facility	122,010	141,893
Notes payable in connection with acquisition	—	1,738

Total debt	292,127	313,748
Less current portion	(1,242)	(8,475)

Long-term debt	$290,885	$305,273

        Interest expense incurred related to the Company's debt during fiscal years 2008, 2007 and 2006 was $23.0 million, $28.2 million and $19.4 million, respectively.

2006 Credit Agreement

        On July 28, 2006, in connection with the Interflora acquisition, FTD, Inc. entered into a new senior secured credit facility consisting of a $150.0 million term loan and a $75.0 million revolving credit facility. Borrowings under the 2006 Credit Agreement ("the Agreement") bear interest based on a margin over, at FTD, Inc.'s option, either the base rate or the London Interbank Offered Rate ("LIBOR"). The applicable margin for borrowings varies based on the Company's consolidated leverage ratio, as defined in the Agreement. The weighted average interest rate at June 30, 2008 and 2007 on the term loan was 4.23% and 7.34%, respectively. The Agreement also requires the Company to pay commitment fees on the unused portion of the revolving credit facility. Commitment fees totaled $0.2 million and $0.3 million for the year ended June 30, 2008 and 2007, respectively. The Agreement also includes covenants that, among other things, require that FTD, Inc. maintain a certain ratio of consolidated total debt to consolidated earnings before interest, taxes, depreciation and amortization (subject to certain adjustments) as well as a certain fixed charge ratio. Such ratios adjust quarterly in accordance with the terms of the Agreement. FTD, Inc. was in compliance with all debt covenants as of June 30, 2008.

        Borrowings under the Agreement are secured by first priority security interests in, and mortgages on, substantially all of FTD, Inc.'s tangible and intangible assets, including a pledge of all of the capital stock of its domestic subsidiaries and 66% of the capital stock of its first-tier foreign subsidiaries. All of the Company's consolidated net assets are owned, and all of the Company's consolidated net sales are earned, by its direct and indirect subsidiaries. As of June 30, 2008, the Company had $756.2 million of restricted assets.

        At June 30, 2008, the Company had $122.0 million outstanding under the Agreement and an additional $1.0 million in outstanding letters of credit and, as a result, approximately $74.0 million of the revolving credit facility was available. FTD, Inc. is permitted to voluntarily repay principal amounts outstanding or reduce commitments under the Agreement at any time, in whole or in part, without premium or penalty, upon the giving of proper notice and subject to minimum amount requirements. In fiscal 2008, voluntary repayments of $11.5 million were made. In addition, subject to certain exceptions, FTD, Inc. is required to prepay outstanding amounts under the Agreement with a portion of its excess cash flow (as defined under the Agreement), the net proceeds of certain asset dispositions, casualty insurance and condemnation recovery events and upon the issuance of certain securities or debt. As of June 30, 2007, the Company had excess cash flow and as such, was required to make a mandatory prepayment on the term loan in the amount of $7.0 million in the second quarter of fiscal year 2008. The balance of the term loan is due in annual installments of 1% of the outstanding principal balance per year with the remaining balance due at maturity, on July 28, 2013.

        On February 20, 2007, the Board of Directors of the Company approved, and the Company entered into, an amendment to the Agreement, which, among other things, amended certain restrictions to allow the Company to make certain restricted junior payments, including dividend payments.

        The Agreement imposes various restrictions on the Company, including restrictions that limit FTD, Inc.'s ability to incur liens or encumbrances, make investments or acquisitions, incur additional debt, enter into sale leaseback transactions, incur certain contingent liabilities, make certain restricted junior payments and other similar distributions, enter into mergers, consolidations and similar combinations, sell assets or engage in similar transfers, amend certain material agreements, including the indenture governing the 7.75% Senior Subordinated Notes (the "Notes"), make capital expenditures and engage in transactions with affiliates.

        In conjunction with the Company's completion of a going private transaction on February 24, 2004, FTD, Inc. entered into a senior secured credit facility (the "2004 Credit Agreement"). There was $50.0 million outstanding at June 30, 2006 under the 2004 Credit Agreement, which was subsequently paid off on July 28, 2006 with the proceeds from the Agreement. As a result of repaying amounts borrowed under the 2004 Credit Agreement, the Company wrote off $1.8 million of deferred financing costs, net of accumulated amortization, during the first quarter of fiscal year 2007. This expense is recorded in interest expense in the accompanying Consolidated Statements of Income and Comprehensive Income. In connection with the Agreement, the Company incurred $1.5 million of deferred financing costs, which were allocated, pro rata, to the six-year revolving credit facility and the seven-year term loan and are being amortized using the effective interest method.

$175.0 million 7.75% Senior Subordinated Notes due 2014

        On February 6, 2004, Nectar Merger Corporation completed the issuance and sale of $175.0 million in aggregate principal amount of the $175.0 million 7.75% Senior Subordinated Notes due 2014. Upon consummation of the 2004 Going Private Transaction, FTD, Inc. assumed Nectar Merger Corporation's obligations under the Notes. The Notes will mature on February 15, 2014, and interest is payable on February 15 and August 15 of each year. The proceeds from the issuance of the Notes were used to finance the 2004 Going Private Transaction.

        The Notes are unsecured, senior subordinated obligations, ranking junior in right of payment to all of FTD, Inc.'s existing and future senior indebtedness and equal in right of payment to all of the Company's existing and future senior subordinated indebtedness. The Notes rank senior in right of payment to all of FTD, Inc.'s existing and future subordinated indebtedness and are unconditionally guaranteed by the Company and FTD, Inc.'s subsidiary guarantors on a senior subordinated basis.

        Except in certain circumstances, the Company will not have the right to redeem any of the Notes prior to February 15, 2009. If redeemed during the 12-month period commencing February 15, 2009, the Notes may be redeemed at 103.875% of the principal amount plus any accrued and unpaid interest through the date of redemption. Such redemption percentage is reduced in each subsequent 12-month period until maturity of the Notes.

        The indenture governing the Notes provides for certain limitations on FTD, Inc.'s ability to incur additional indebtedness, issue disqualified capital stock, make restricted payments, other payment restrictions affecting subsidiaries, layer indebtedness, enter into liens securing indebtedness, enter into transactions with affiliates or guarantors, enter into certain merger, sale or consolidation transactions and the release of guarantors.

        As a result of issuing the Notes, the Company recorded $6.7 million of deferred financing costs, which are being amortized using the effective interest method over the term of the Notes.

(6) Leases

        The Company has entered into operating leases for certain hardware components of computer equipment, facilities and other equipment. Rental expense relating to these leases totaled $3.8 million, $3.8 million and $2.2 million for the years ended June 30, 2008, 2007 and 2006, respectively. The minimum aggregate annual operating lease obligations for fiscal years ending June 30 are as follows (in thousands):

Year	Amount
2009	$2,823
2010	2,439
2011	2,219
2012	836
2013	161
Thereafter	—

Total	$8,478

        Subsequent to the sale of Renaissance in December 2005, the Company remained the lessee of the Sanford, Maine location, but subleased the facility to the new owner. A sublease payment of $0.3 million was due in October 2007 from the sub-lessee to the Company. As part of the amendment to the asset purchase agreement discussed in Note 3, this sublease payment, plus accrued interest, was received during the third quarter of fiscal year 2008.

(7) Income Taxes

        For financial reporting purposes, income from continuing operations before income taxes, by jurisdiction, is comprised of the following (in thousands):

	Year Ended June 30,
	2008	2007	2006
United States	$45,355	$44,532	$42,929
Foreign	15,048	8,173	—

	$60,403	$52,705	$42,929

        The provision for income taxes for the years ended June 30, 2008, 2007 and 2006 differs from the amount computed by applying the U.S. federal income tax rate of 35% to pretax income because of the effect of the following items (in thousands):

	Year Ended June 30,
	2008	2007	2006
Tax expense at U.S. federal income tax rate	$21,141	$18,447	$15,025
State income taxes, net of federal income tax effect	2,314	2,003	1,902
Foreign rate differential	(954)	(415)	—
Foreign earnings subject to U.S. tax	(1,974)	(759)	—
Valuation allowance	1,906	1,176	—
Foreign income tax rate change on deferreds	(1,344)	—	—
Other permanent items, net	283	341	459

Income tax expense	$21,372	$20,793	$17,386

        The provision for income taxes consists of the following components (in thousands):

	Year Ended June 30,
	2008	2007	2006
Current:
United States federal	$16,776	$13,377	$13,770
State	3,862	3,064	3,014
Foreign	5,075	2,427	—

Total current expense	25,713	18,868	16,784

Deferred:
United States federal	(1,959)	2,045	689
State	(302)	8	(87)
Foreign	(2,080)	(128)	—

Total deferred (benefit) expense	(4,341)	1,925	602

Income tax expense	$21,372	$20,793	$17,386

        At June 30, 2008 and 2007, the Company's deferred tax assets and liabilities consisted of the following (in thousands):

	June 30, 2008	June 30, 2007
Current deferred tax assets:
Allowance for doubtful accounts	$2,834	$2,162
Accrued vacation and stock options	2,158	1,407
Other	874	1,214

Total current deferred tax assets	5,866	4,783

Noncurrent deferred tax assets:
Foreign tax credit	2,240	2,353
State net operating loss	77	2,084
Other	637	500
Valuation allowance	(2,317)	(3,260)

Total noncurrent deferred tax assets	637	1,677

Total deferred tax assets	6,503	6,460

Current deferred tax liabilities:
Prepaid expenses	(322)	(483)

Total current deferred tax liabilities	(322)	(483)

Noncurrent deferred tax liabilities:
Tax over book depreciation and amortization	(75,613)	(77,958)
Acquisition costs	(4,861)	(4,273)
Residual tax on unrepatriated earnings	—	(2,819)
Other	(736)	(1,977)

Total noncurrent deferred tax liabilities	(81,210)	(87,027)

Total deferred tax liabilities	(81,532)	(87,510)

Net deferred tax liability	$(75,029)	$(81,050)

Net current deferred tax asset	$5,544	$4,300
Net noncurrent deferred tax liability	(80,573)	(85,350)

Net deferred tax liability	$(75,029)	$(81,050)

        In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or the entire deferred tax asset will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences are deductible. This assessment is performed considering expected taxable income in future years and tax planning strategies available to the Company. Valuation allowances total $2.3 million and $3.3 million as of June 30, 2008 and 2007, respectively, and relate to foreign tax credits and state net operating losses. Unused foreign tax credits expire in 2017.

        Income taxes are not provided for the original basis difference in the original investments in foreign subsidiaries as these are considered to be permanent investments. Determination of the amount of the unrecognized tax liabilities related to such differences is not practicable.

        Unrecognized tax benefits as of the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48") on July 1, 2007 were approximately $2.4 million. If recognized, $0.7 million of these unrecognized tax benefits would have reduced the effective tax rate. As a result of the implementation of FIN 48, the Company recognized a $0.7 million decrease in the liability for unrecognized tax benefits. This decrease in the liability resulted in an increase to beginning retained earnings of $0.7 million. The Company is subject to U.S. Federal income tax examinations for the tax years ended June 30, 2005 through June 30, 2007. The Company is subject to income tax examinations in the U.K. for the twelve-month period ended May 31, 2007 and the one-month period ended June 30, 2007. In addition, the Company is subject to various state and local income tax examinations for the tax years ended June 30, 2003 through June 30, 2007. During the year ended June 30, 2008, unrecognized tax benefits decreased by $0.8 million, primarily related to the expiration of the U.S. federal income tax examination period for the tax year ended June 30, 2004 on March 15, 2008. Unrecognized tax benefits as of June 30, 2008 were approximately $1.6 million. If recognized, $0.5 million of these unrecognized tax benefits would reduce the effective tax rate. The Company does not expect the total amount of unrecognized tax benefits to change significantly within the next twelve months. Consistent with prior periods, the Company recognizes interest and penalties related to unrecognized benefits as a component of tax expense. Reserves for interest and penalties are not significant.

        The changes in the amount of unrecognized tax benefits during 2008 were as follows (in thousands):

Unrecognized tax benefits at July 1, 2007	$2,403
Current year increases	259
Audit settlements	—
Statute lapses	(1,082)
Adjustments to prior amounts	—

Unrecognized tax benefits at June 30, 2008	$1,580

(8) Postretirement Benefits Other Than Pensions

        The postretirement health care benefit plan was terminated in fiscal year 1997 for employees who had not yet retired. As it relates to the 45 remaining participants covered by the plan, the following tables provide a reconciliation of the benefit obligation and funded status at June 30, 2008 and 2007, as well as the components of net periodic postretirement benefit costs for the years ended June 30, 2008, 2007 and 2006 (in thousands):

	2008	2007
Benefit obligation at beginning of year	$1,446	$1,460
Interest cost	89	89
Benefits paid	(67)	(40)
Actuarial gain	(34)	(63)

Benefit obligation at end of year	$1,434	$1,446

Funded status	(1,434)	(1,446)

Accrued benefit cost	$(1,434)	$(1,446)

	Year Ended June 30,
	2008	2007	2006
Interest cost	$89	$89	$80
Recognized net actuarial gain	(5)	—	—

Total net periodic postretirement benefit cost	$84	$89	$80

        The measurement date for the plan is June 30 for all years presented.

Application of SFAS No. 158 as of June 30, 2007

        In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statement No. 87, 88, 106 and 132(R), ("SFAS No. 158"). SFAS No. 158 requires full recognition of the funded status of the Company's postretirement benefit plan. Adoption of this provision did not impact earnings.

        The Company adopted SFAS No. 158 effective June 30, 2007 and the incremental effect of applying this standard on individual line items in the Consolidated Balance Sheet as of June 30, 2007 is as follows (in thousands):

	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158
Postretirement benefits and accrued pension obligations	$1,704	$(391)	$1,313
Other accrued liabilities	—	133	133
Accumulated other comprehensive income	—	258	258

        Amounts recognized in accumulated other comprehensive income in fiscal year 2008 represent net actuarial gain. The estimated actuarial gain that will be amortized from other comprehensive income into net periodic postretirement benefit cost during 2009 is immaterial.

        Weighted average actuarial assumptions for postretirement benefits used at June 30, 2008, 2007 and 2006 to determine benefit obligations and net benefit cost are set forth in the following table.

Weighted average actuarial assumptions for benefit obligations

	2008	2007	2006
Discount rate	6.25%	6.25%	6.25%

        For measurement purposes a 5.75% annual rate of increase in the per capita cost of covered health care benefits was assumed. This rate is assumed to remain at 5.75% thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. If the current health care cost trend rate assumption was increased by one percent, the accumulated postretirement benefit obligation ("APBO") at June 30, 2008 would have increased approximately $121,000 or 8.4%. If the current health care cost trend rate assumptions were decreased by one percent, the APBO at June 30, 2008 would have decreased approximately $107,000, or 7.5%. The resulting changes in net periodic postretirement benefit cost from a one percent increase or decrease would not have a significant impact on the periods presented.

        The expected benefit payments for the following ten years are estimated as follows:

Fiscal Year Ending June 30,	Estimated future benefit payments
2009	$130,000
2010	$130,000
2011	$130,000
2012	$130,000
2013	$130,000
2014 to 2018	$650,000

(9) Employee Benefit Plans

        Approximately 76 employees and former employees participate under the Company's defined-benefit pension plan. Benefits under the plan, which has been frozen since January 1, 1997, were based on the employee's age, years of service and the highest consecutive five-year average compensation.

        In accordance with the disclosure requirements of SFAS No. 132(R), Employers' Disclosures about Pensions and Other Postretirement Benefits (as amended by SFAS No. 158) ("SFAS 132(R)"), the following tables provide a reconciliation of the benefit obligation and plan assets, as well as the funded status of the pension plan at June 30, 2008 and 2007 (in thousands):

	2008	2007
Projected benefit obligation at beginning of year	$1,640	$1,722
Service cost	55	55
Interest cost	108	103
Benefits paid	(159)	(203)
Actuarial (gain) loss	221	(37)

Projected benefit obligation at end of year	$1,865	$1,640

Fair value of plan assets at beginning of year	$1,455	$1,009
Actual return on plan assets	(71)	170
Employer contributions	299	479
Benefits paid	(159)	(203)

Fair value of plan assets at end of year	$1,524	$1,455

Accrued funded status	$(341)	$(185)

Accrued pension cost	$(341)	$(185)

        The following table presents amounts recognized on the Consolidated Balance Sheets (in thousands):

	2008	2007
Long-term accrued benefit liability	$(341)	$(185)
Accumulated other comprehensive income, pretax	512	112

Net amount recognized	$171	$(73)

        Amounts recognized in accumulated other comprehensive income in fiscal year 2008 represent net actuarial loss. The estimated actuarial loss that will be amortized from other comprehensive income into net periodic pension cost during 2009 is immaterial.

Application of SFAS No. 158 as of June 30, 2007

        In September 2006, the FASB issued SFAS No. 158. SFAS No. 158 requires full recognition of the funded status of the Company's defined-benefit pension plan. Adoption of SFAS No. 158 for the defined-benefit plan did not have any impact on earnings, accrued pension obligations or accumulated other comprehensive income.

        Weighted average actuarial assumptions for pension benefits used at June 30, 2008, 2007 and 2006 to determine benefit obligations and net benefit cost are set forth in the following table.

Weighted average actuarial assumptions for benefit obligations

	2008	2007	2006
Discount rate	6.25%	6.25%	6.25%

Weighted average actuarial assumptions for net benefit cost

	2008	2007	2006
Discount rate	6.25%	6.25%	5.00%
Expected return on plan assets	8.00%	8.00%	8.00%

        The Company's expected long-term rate of return on assets assumption is derived from a study which included a review of anticipated future long-term performance of individual asset classes and consideration of the appropriate asset allocation strategy given the anticipated requirements of the plan to determine the average rate of earnings expected on the funds invested to provide for the pension plan benefits. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate.

        The Company's pension plan asset allocations at June 30, 2008 and 2007 by asset category are as follows:

	2008	2007
Asset Category
Equity securities	54%	61%
Debt securities	37%	31%
Other	9%	8%

Total	100%	100%

        The Company maintains target allocation percentages among various asset classes based on an investment policy established for the pension plan, which is designed to achieve long term objectives of return, while mitigating against downside risk and considering expected cash flows. The current weighted-average target asset allocation is as follows: equity securities 45-75%, debt securities 25-55%, and other 0-10%. The investment policy is reviewed from time to time to ensure consistency with long term objectives.

        During the years ended June 30, 2008, 2007 and 2006, pension expense of $56,000, $69,000 and $158,000, respectively, was recognized in relation to the pension plan. In addition, during the years ended June 30, 2008, 2007 and 2006, the Company paid benefits of $159,000, $203,000 and $487,000, respectively. The measurement date for the plan is June 30 for all years presented. The table below provides the necessary disclosures in accordance with SFAS No. 132(R) (as amended by SFAS No. 158)

of the components of pension expense for the defined-benefit plan for the years ended June 30, 2008, 2007 and 2006 (in thousands):

	Year Ended June 30,
	2008	2007	2006
Interest cost	$108	$103	$110
Service cost	55	55	55
Expected return on assets	(117)	(91)	(90)
Recognized net actuarial loss	10	2	35

Net periodic pension cost	56	69	110
Settlement loss	—	—	48

Total pension cost	$56	$69	$158

        The Company expects to contribute $0.1 million to its defined benefit plan in fiscal year 2009. The expected benefit payments for the following ten years, which reflect expected future service, as appropriate, are estimated as follows:

Fiscal Year Ending June 30,	Estimated future benefit payments
2009	$100,000
2010	$120,000
2011	$130,000
2012	$130,000
2013	$120,000
2014 to 2018	$710,000

        The Company sponsors a 401(k) savings plan for all of its eligible employees. All eligible employees may contribute between 1% and 75% of their gross annual salary up to $15,500 annually for calendar year 2008, on a pre-tax basis. The Company matches an amount equal to 25% of each participant's pre-tax contribution up to 6% of the participant's compensation. Company contributions to the 401(k) plan for the years ended June 30, 2008, 2007 and 2006 were $289,000, $289,000 and $267,000, respectively.

(10) Related Party Transactions

        There were no related party transactions during the years ended June 30, 2008, 2007 and 2006.

(11) Stockholders' Equity

        Accumulated other comprehensive income, net of taxes, consisted of the following (in thousands):

	As of June 30,
	2008	2007
Cumulative foreign currency translation gains	$9,573	$9,845
Cumulative retirement plan adjustments, net of tax(1)	(134)	88

Accumulated other comprehensive income	$9,439	$9,933

(1)
2007 figure includes $154, net of tax of $104, relating to the adoption of SFAS No. 158.

        In the third quarter of fiscal year 2007, the Company's Board of Directors declared a quarterly dividend, the first for the Company, of $0.1625 per share. Dividends of the same amount were declared each subsequent quarter until the fourth quarter of fiscal year 2008, at which time the Company agreed to suspend all dividends for 180 days after April 30, 2008 under the terms of the merger agreement with United Online, Inc. See Note 16 for further discussion regarding the pending merger with United Online, Inc. The continued payment of future cash dividends is at the discretion of the Company's Board of Directors and depends on numerous factors, including without limitation, the Company's net earnings, financial condition, availability of capital, continued compliance with the requirements of the Company's 2006 Credit Agreement and the indenture governing the 7.75% Senior Subordinated Notes and other business needs.

        On March 12, 2007, the Company closed its underwritten secondary public offering of 6,000,000 shares of common stock. The underwriters exercised in full their over-allotment option for an additional 900,000 shares of common stock at the public offering price of $17.50 per share, less underwriting discounts. Of the shares sold, 6,285,900 shares were sold by affiliates of Leonard Green & Partners, L.P. and 614,100 shares were sold by members of management. As a result of the secondary offering, affiliates of Leonard Green & Partners, L.P. controlled less than a majority of the voting power of the Company's outstanding common stock. As a result, the Company was no longer a "controlled company" within the meaning of the New York Stock Exchange rules and, thus, was required to, within one year, have a board of directors comprised of a majority of independent directors and nominating and compensation committees composed entirely of independent directors. The Company met this requirement in the third quarter of fiscal 2008. In conjunction with the offering, the Company realized $1.7 million in proceeds from the exercise of stock options by members of management and incurred $0.8 million in offering related costs. These offering related costs have been recorded in other income, net within the Consolidated Statements of Operations and Comprehensive Income.

        On October 25, 2005, the Board of Directors authorized a share repurchase program totaling $30.0 million, effective through September 30, 2007. These purchases may be made from time to time in both open market and private transactions, dependent upon market and other conditions. The Company repurchased shares pursuant to a 10b5-1 plan, which generally permits the Company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws. Repurchased shares were held in treasury pending use for general corporate purposes, including issuances under various employee and director stock plans. During the year ended June 30, 2006, the Company repurchased a total of 1.5 million shares of Common Stock for $15.0 million. No shares were repurchased under this plan during the years ended June 30, 2008 and 2007.

(12) Net Income Per Common Share

        The computations of basic and diluted net income per common share for the years ended June 30, 2008, 2007 and 2006 are as follows (in thousands, except per share amounts):

	Year Ended June 30,
	2008	2007	2006
Net income	$39,031	$31,912	$25,543

Weighted average basic shares of Common Stock outstanding	29,405	28,496	28,736
Effect of dilutive securities—stock options and restricted stock	314	1,081	1,043

Weighted average diluted shares of Common Stock outstanding	29,719	29,577	29,779

Net income per share of Common Stock— basic	$1.33	$1.12	$0.89

Net income per share of Common Stock— diluted	$1.31	$1.08	$0.86

        Shares associated with stock options that were not included in the computation of net income per share because their effect was anti-dilutive consisted of 949,647 shares for the year ended June 30, 2008, 12,500 shares for the year ended June 30, 2007 and 175,000 shares for the year ended June 30, 2006.

(13) Stock Awards and Incentive Plans

        The Company's 2005 Amended and Restated Equity Incentive Award Plan (the "2005 Equity Plan") provides for the issuance of a variety of awards, including stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance share awards, performance stock unit awards, stock payment awards, performance-based awards and other stock-based awards for up to 4,592,778 shares of common stock of the Company. Through June 30, 2007, the Company had only granted non-qualified stock options under the 2005 Equity Plan. During fiscal year 2008, the Company granted 330,000 shares of restricted stock to certain members of management. The shares vest equally each year over a five-year service period beginning on June 30, 2008. Additionally, during fiscal year 2008, the Company granted 15,000 options to various directors of the Company in accordance with the Company's director compensation plan. Option grants in fiscal years 2007 and 2006 were 1,380,217 and 137,500, respectively. The Company grants stock options at a strike price equal to fair market value on the date of grant. As of June 30, 2008, 1,105,772 shares remained available for grant under the 2005 Equity Plan.

        Outstanding nonqualified stock options are exercisable during a ten-year period. The Company's options granted to employees vest equally each year over a five-year service period, except for certain stock options granted in fiscal year 2005, which vest upon the earlier of achievement of certain performance targets or after a seven-year service period. Each of the three performance targets were met, therefore these installments vested on August 8, 2005, August 8, 2006 and August 14, 2007, respectively. The Company's options granted to independent directors were granted at a strike price equal to the fair market value at the date of grant and vest as early as the date of grant up to two years from the date of grant. As of June 30, 2008, the total compensation cost related to non-vested awards not yet recognized was $10.4 million, which is expected to be recognized over a weighted average period of 2.65 years. The total fair value of shares becoming fully vested during fiscal 2008, 2007 and 2006 was $2.5 million, $2.0 million, and $0.6 million, respectively.

        A summary of stock option activity is as follows:

	Common Stock Options	Range of Exercise Prices	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance, June 30, 2006	2,105,876	$3.00 - $13.00	$3.89
Granted	1,380,217	$13.565 - $17.095	$15.58
Exercised	768,627	$3.00 - $12.75	$3.27
Forfeited	158,666	$3.00 - $16.20	$6.01
Balance, June 30, 2007	2,558,800	$3.00 - $17.095	$10.38
Granted	15,000	$14.58	$14.58
Exercised	559,598	$3.00 - $16.20	$3.91
Forfeited	236,332	$3.00 - $16.20	$13.32
Balance, June 30, 2008	1,777,870	$3.00 - $17.095	$12.06	7.56 years
Exercisable at June 30, 2008	878,620	$3.00 - $17.095	$11.15	7.37 years

        A summary of restricted stock activity is as follows:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at July 1, 2007	—	$—
Granted	330,000	17.63
Vested	62,000	17.59
Forfeited	20,000	18.36

Nonvested at June 30, 2008	248,000	$17.59

        The intrinsic value of options exercised during fiscal 2008, 2007 and 2006 were $6.7 million, $10.5 million and $0.5 million, respectively. Upon exercise, the Company generally issues treasury shares, when available. The intrinsic value of options outstanding and of options exercisable at June 30, 2008 was $4.8 million and $2.9 million, respectively.

        A summary of outstanding stock options by range of exercise price as of June 30, 2008 is as follows:

Range of Exercise Prices	Balance, June 30, 2008	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
$3.00	425,942	$3.00	6.25 years
$9.42 - $13.00	181,500	$11.24	7.09 years
$13.57 - $17.10	1,170,428	$15.48	8.11 years
Total	1,777,870	$12.06	7.56 years

        Using the Black-Scholes single option pricing model and the following weighted average assumptions, the weighted average estimated fair value, at the dates of grant of the Company's options in fiscal year 2007 and 2006 was $3.10 and $1.17 per option of Common Stock, respectively. Expected volatility assumptions are based on historical volatility of FTD stock. Expected life assumptions are based on the "simplified" method as described in SEC Staff Accounting Bulletin No. 107, which is the midpoint between the vesting date and the end of the contractual term. The risk free rate was selected based on yields of U.S. Treasury issues with a term equal to the expected life of the option being valued. The expected dividend yield assumptions are based on the Board of Directors' direction on dividends at the time of each grant. Assumptions for fiscal year 2008 are not included below as fiscal 2008 grants consisted primarily of restricted stock.

	2007	2006
Risk-free interest rate	4.93%	4.40%
Expected dividend yield	0.00%	0.00%
Expected volatility	30.25%	26.89%
Estimated lives of options (in years)	4.91	4.35

(14) Commitments and Contingencies

        The Company is involved in various claims and lawsuits and other matters arising in the normal course of business. In the opinion of management of the Company, although the outcome of these claims and suits are uncertain, they are not expected to have a material adverse effect on the Company's financial condition, results of operations and cash flows.

(15) Segment Information

        Operating segments are components of the business for which separate financial information is available that is regularly reviewed by the enterprise's chief operating decision maker to make decisions about resources to be allocated to each segment and to assess its performance. Revenue earned and expenses charged between segments are recorded at fair value and eliminated in consolidation.

        During the first quarter of the fiscal year ending June 30, 2008, the Company eliminated certain allocations of costs between its consumer and florist segments in order to simplify financial reporting and to reflect how the Company now manages its businesses. Certain reclassifications have been made to the basis of presentation to reflect the elimination of these allocations to facilitate comparable reporting. Such changes do not impact the consolidated financial statements.

        For purposes of managing the Company, management reviews segment financial performance to the operating income level for each of its reportable segments. As such, interest income, interest expense and tax expense are recorded on a consolidated corporate basis.

        The consumer segment encompasses sales of floral and specialty gift products, which are sold to consumers primarily in the U.S. and Canada through the Company's Web site, www.ftd.com, in addition to its toll-free telephone number, 1-800-SEND-FTD.

        The florist segment includes all products and services sold to FTD members and other retail locations offering floral products primarily in the U.S. and Canada, encompassing clearinghouse services, publishing services, online services, technology sales and leases, fresh flower sales and other specialty wholesale products.

        The international segment is primarily comprised of Interflora, a U.K. based provider of floral-related products and services to consumers and retail floral locations in the U.K. and the Republic of Ireland. Interflora's products and services enable its members to send and deliver floral orders. It is also an Internet and telephone marketer of flowers and specialty gift items to consumers, operating primarily thorough the www.interflora.co.uk Web site as well as a toll-free telephone number. Interflora was acquired by the Company on July 31, 2006. As such, the year ended June 30, 2008 includes the results of operations of Interflora for twelve months, whereas the year ended June 30, 2007 includes the results of Interflora's operations for only eleven months.

        The Company's total assets, long-term assets and capital expenditures by segment are as follows (in thousands):

	Year Ended June 30, 2008
	Total Assets	Long-term Assets	Capital Expenditures
Consumer segment	$263,176	$259,254	$1,018
Florist segment*	324,194	257,062	4,043
International segment	168,820	157,032	1,591

Total	$756,190	$673,348	$6,652

	Year Ended June 30, 2007
	Total Assets	Long-term Assets	Capital Expenditures
Consumer segment	$264,252	$261,199	$2,225
Florist segment*	311,409	256,745	4,168
International segment	173,239	159,884	1,442

Total	$748,900	$677,828	$7,835

*
Includes corporate assets.

        The following table reports the Company's operating results by reportable segment for the fiscal years ended June 30, 2008, 2007 and 2006:

	Year Ended June 30, 2008			Year Ended June 30, 2007			Year Ended June 30, 2006
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated
	(in thousands)
Revenues:
Consumer segment	$298,758	$(12,393)	$286,365	$299,599	$(11,978)	$287,621	$289,475	$(13,702)	$275,773
Florist segment	181,914	(462)	181,452	182,503	(508)	181,995	189,830	(470)	189,360
International segment	177,910	398	178,308	143,072	324	143,396	—	—	—

Total	658,582	(12,457)	646,125	625,174	(12,162)	613,012	479,305	(14,172)	465,133

Costs of Goods Sold and Services Provided:
Consumer segment	202,294	(462)	201,832	203,995	(508)	203,487	201,019	(470)	200,549
Florist segment	60,614	—	60,614	57,498	—	57,498	59,990	—	59,990
International segment	122,314	(133)	122,181	98,511	(121)	98,390	—	—	—
Corporate	2,052	—	2,052	1,996	—	1,996	2,235	—	2,235

Total	387,274	(595)	386,679	362,000	(629)	361,371	263,244	(470)	262,774

Gross Margin:
Consumer segment	96,464	(11,931)	84,533	95,604	(11,470)	84,134	88,456	(13,232)	75,224
Florist segment	121,300	(462)	120,838	125,005	(508)	124,497	129,840	(470)	129,370
International segment	55,596	531	56,127	44,561	445	45,006	—	—	—
Corporate	(2,052)	—	(2,052)	(1,996)	—	(1,996)	(2,235)	—	(2,235)

Total	271,308	(11,862)	259,446	263,174	(11,533)	251,641	216,061	(13,702)	202,359

	Year Ended June 30, 2008			Year Ended June 30, 2007			Year Ended June 30, 2006
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated
	(in thousands)
Advertising and Selling:
Consumer segment	$35,264	$—	$35,264	$36,100	$—	$36,100	$35,921	$—	$35,921
Florist segment	55,717	(12,393)	43,324	59,677	(11,978)	47,699	66,902	(13,702)	53,200
International segment	14,872	82	14,954	11,006	(380)	10,626	—	—	—

Total	105,853	(12,311)	93,542	106,783	(12,358)	94,425	102,823	(13,702)	89,121

General and Administrative (includes Management fees):
Consumer segment	19,696	—	19,696	22,702	—	22,702	19,917	—	19,917
Florist segment	8,695	—	8,695	8,357	—	8,357	6,591	—	6,591
International segment	22,508	67	22,575	20,908	444	21,352	—	—	—
Corporate	33,561	—	33,561	26,685	—	26,685	25,674	—	25,674

Total	84,460	67	84,527	78,652	444	79,096	52,182	—	52,182

Operating Income (Loss) before Corporate Allocations:
Consumer segment	41,504	(11,931)	29,573	36,802	(11,470)	25,332	32,618	(13,232)	19,386
Florist segment	56,888	11,931	68,819	56,971	11,470	68,441	56,347	13,232	69,579
International segment	18,216	382	18,598	12,647	381	13,028	—	—	—
Corporate	(35,613)	—	(35,613)	(28,681)	—	(28,681)	(27,909)	—	(27,909)

Total	80,995	382	81,377	77,739	381	78,120	61,056	—	61,056

Corporate Allocations:
Consumer segment	4,595	—	4,595	4,111	—	4,111	3,272	—	3,272
Florist segment	10,614	—	10,614	9,760	—	9,760	11,166	—	11,166
International segment	—	—	—	—	—	—	—	—	—
Corporate	(15,209)	—	(15,209)	(13,871)	—	(13,871)	(14,438)	—	(14,438)

Total	—	—	—	—	—	—	—	—	—

Operating Income (Loss):
Consumer segment	36,909	(11,931)	24,978	32,691	(11,470)	21,221	29,346	(13,232)	16,114
Florist segment	46,274	11,931	58,205	47,211	11,470	58,681	45,181	13,232	58,413
International segment	18,216	382	18,598	12,647	381	13,028	—	—	—
Corporate	(20,404)	—	(20,404)	(14,810)	—	(14,810)	(13,471)	—	(13,471)

Total	$80,995	$382	$81,377	$77,739	$381	$78,120	$61,056	$—	$61,056

Depreciation and Amortization:
Consumer segment	$3,534	$—	$3,534	$3,768	$—	$3,768	$3,201	$—	$3,201
Florist segment	2,660	—	2,660	3,267	—	3,267	3,398	—	3,398
International segment	3,861	—	3,861	3,845	—	3,845	—	—	—
Corporate	2,620	—	2,620	3,455	—	3,455	3,862	—	3,862

Total	$12,675	$—	$12,675	$14,335	$—	$14,335	$10,461	$—	$10,461

(16) Pending acquisition by United Online

        On April 30, 2008, the Company and United Online, Inc. ("United Online") announced they entered into a definitive merger agreement providing for the acquisition of the Company by United Online.

        Under the terms of the merger agreement, as amended on July 17, 2008, FTD stockholders will receive a total of $10.15 in cash and 0.4087 of a share of United Online common stock ("United Online Stock") in exchange for each share of FTD common stock in the merger, for a total value of $14.38 per share of FTD common stock, based on United Online's closing stock price of $10.35 on July 16, 2008. In such case, the total consideration to FTD stockholders and option holders would be approximately $434 million, consisting of approximately $307 million in cash and approximately 12.35 million shares of United Online stock. The amendment to the merger agreement provides, among other things, that in the event that the proceeds of the borrowings under a $60 million senior secured term loan facility from Silicon Valley Bank are unavailable to United Online, FTD stockholders will instead receive the previously announced $7.34 in cash, 0.4087 of a share of United Online Stock and $3.31 principal amount of Notes for each share of FTD common stock in the merger. In such case, United Online and FTD have agreed to notify FTD stockholders by press release of such change in merger consideration on or before the fifth business day prior to the scheduled date of the special meeting of the FTD stockholders to consider the merger. On July 23, 2008, the Company announced that it will hold a special meeting of stockholders on Monday, August 25, 2008 to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 30, 2008, by and among FTD, United Online, Inc. and UNOLA Corp., as amended (Agreement and Plan of Merger). Stockholders of record as of the close of business on July 21, 2008 are entitled to notice of and to vote at the meeting.

        On July 28, 2008, the Company commenced a cash tender offer for any and all of the $170,117,000 aggregate outstanding principal amount of FTD Inc.'s 7.75% senior subordinated notes due 2014. In conjunction with the tender offer, noteholder consents are being solicited to effect certain amendments and waivers to the indenture governing the notes. The tender offer and the consent solicitation are being conducted in connection with the pending acquisition of FTD by United Online. The tender offer is conditioned on, among other things, consummation of the acquisition. The consummation of the tender offer and consent solicitation is expected to be funded with United Online cash on hand and/or borrowings under the certain financings expected to be available prior to or concurrently with the closing of the acquisition of the Company. The obligations to accept for payment and to pay for notes and consents in each tender offer and consent solicitation are subject to customary conditions, including, among other things, the consummation of United Online's acquisition of the Company and FTD Inc.'s receipt of consents and tenders from holders of a majority in aggregate principal amount of the outstanding notes.

        The Company announced that its stockholders, at a special meeting held on August 25, 2008, voted to adopt the agreement and plan of merger among FTD, United Online, and UNOLA Corp., an indirect wholly owned subsidiary of United Online. Shares voted in favor of the adoption of the agreement and plan of merger represented more than 79% percent of the total issued and outstanding shares of common stock of FTD.

        The merger is expected to close on Tuesday, August 26, 2008. As a result of the merger, FTD will become an indirect wholly owned subsidiary of United Online.

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  Exhibit 99.1
FTD Group, Inc. Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
FTD GROUP, INC. CONSOLIDATED BALANCE SHEETS (In thousands)
FTD GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (In thousands, except per share amounts)
FTD GROUP, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In thousands)
FTD GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
FTD GROUP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS